EXHIBIT 12.1

Cassidy & Associates

Attorneys at Law

9454 Wilshire Boulevard

Beverly Hills, California 90212

Email: CassidyLaw@aol.com

Telephone: 949/673-4510 Fax: 949/673-4525

August 30, 2018

Board of Managers

Buying.com LLC

205 West Main Street

Newcastle WY 82701

RE:	Buying.com LLC
Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to Buying.com LLC, a Wyoming limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (“Offering Statement”). The Offering Statement covers the contemplated sale of up to 495,833,333 of the Company’s proprietary BUY ERC-20 Security Tokens (“Security Tokens,” “Tokens” or “BUY Tokens”) to be sold in the following four (4) tranches: (1) 100,000,000 Tokens at an offering price of $0.07 per Token; (2) 100,000,000 Tokens at an offering price of $0.09 per Token; (3) 150,000,000 Tokens at an offering price of $0.11 per Token; and (4) 145,833,333 Tokens at an offering price of $0.12 per Token.

In connection with the opinion contained herein, we have examined the Offering Statement, the Articles of Organization, as amended, and Operating Agreement, as amended, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Tokens being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the legal reference to this firm under the caption “Legal Matters.”

Sincerely,

/s/ Cassidy & Associates

Cassidy & Associates